As filed with the U.S. Securities and Exchange Commission on September 14, 2016

Registration No. 333-213386

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SAEXPLORATION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		27-4867100 (I.R.S. Employer Identification Number)
1160 Dairy Ashford Road, Suite 160 Houston, Texas 77079 (281) 258-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent Whiteley, Esq.
Chief Financial Officer, General Counsel and Secretary
1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079
(281) 258-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Carol Glendenning, Esq.
Strasburger & Price, LLP
901 Main Street, Suite 4400
Dallas, Texas 75202
(214) 651-4300
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Shares of Common Stock, $0.0001 par value	3,083,359 (1)	$12.29	$37,894,482.11	$3,815.97
Total	3,083,359			$3,815.97

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average high and low sales prices of the Registrant’s common stock on The Nasdaq Global Market on August 29, 2016.

(3)	Previously paid with the initial filing of this registration statement on August 30, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2016
PROSPECTUS
SAExploration Holdings, Inc.
3,083,359 Shares of Common Stock Offered by Selling Stockholders
This prospectus relates to an aggregate of up to 3,083,359 shares of our common stock that may be offered for sale from time to time by the selling stockholders identified in this prospectus.
Our common stock is listed on The Nasdaq Global Market under the symbol “SAEX.” On September 9, 2016, the closing price of our common stock on The Nasdaq Global Market was $9.41 per share.
The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The sales may be conducted in the open market or in privately negotiated transactions and at prevailing market prices, fixed prices, or negotiated prices. The selling stockholders will bear all discounts, concessions, commissions, and similar expenses, if any, attributable to the sale of shares. We will bear the other costs, expenses, and fees in connection with the registration of the shares.
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will not control or determine the price at which the selling stockholders sell their shares, and we do not know at which times or in what amounts the selling stockholders may offer the shares for sale.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______________, 2016

ABOUT THIS PROSPECTUS
This prospectus is a part of the registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”
You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
Unless the context requires otherwise, in this prospectus, the terms “our company,” “we,” “us,” “our,” and similar references refer to SAExploration Holdings, Inc., formerly named Trio Merger Corp., and its subsidiaries.

PROSPECTUS SUMMARY
The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.
Our Company
We are an internationally-focused oilfield services company offering seismic data acquisition and logistical support services in Alaska, Canada, South America and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones, and offshore in depths reaching 3,000 meters, we offer a full-suite of logistical support and in-field processing services. We operate crews around the world that utilize over 29,500 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and large international independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.
Contact Information
Our principal headquarters are located in Houston, Texas at 1160 Dairy Ashford Road, Suite 160, Houston, Texas, 77079, Telephone: (281) 258-4400, and our web address is www.saexploration.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.
Company History and Merger
We were incorporated in Delaware on February 2, 2011, under the name Trio Merger Corp. as a blank check company in order to serve as a vehicle for the acquisition of a target business. On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc., now named SAExploration Sub, Inc. (“Merger Sub”), with Merger Sub surviving (the “Merger”). Upon the Merger, we succeeded to the business operations of Former SAE.
Restructuring and Reverse Stock Split
On June 13, 2016, we entered into a comprehensive restructuring support agreement (the “Restructuring Support Agreement”) with holders (the “Supporting Holders”) of approximately 66% of the par value of our 10.000% senior secured notes due 2019 (the “Existing Notes” and the holders thereof, the “Existing Holders”), in which we and the Supporting Holders agreed to enter into and implement a proposed comprehensive restructuring of our balance sheet, which included a new senior secured loan facility providing for the funding of up to $30 million in capital (the “Restructuring”).
On June 24, 2016, we commenced an offer to exchange (the “Exchange Offer”) each $1 of Existing Notes held by the Existing Holders for (i) $0.50 of newly issued 10% Senior Secured Second Lien Notes due 2019 (the

“New Second Lien Notes”), and (ii) 0.04641 shares of our newly issued common stock (after giving effect to a 135-for-1 reverse stock split that was effected in connection with closing of the Exchange Offer, the “Reverse Stock Split”). The Exchange Offer expired on July 22, 2016, and closed on July 27, 2016 (the “Closing Date”). On the Closing Date, a total of $138,128,000 of the face value of the Existing Notes were exchanged for $76,523,000 New Second Lien Notes, including $7,459,000 in New Second Lien Notes representing accrued and unpaid interest on the Existing Notes, and 6,410,502 shares of our common stock (the “New Notes Shares”).
On June 29, 2016, we and the Supporting Holders entered into a $30 million multi-draw senior secured term loan facility (the "Senior Loan Facility"). All holders of Existing Notes that participated in the Exchange Offer were also able to participate in the Senior Loan Facility. As part of the consideration for providing the Senior Loan Facility, we issued to the lenders under the Senior Loan Facility shares equal to 28.2% of the outstanding shares of our common stock as of the Closing Date, or 2,803,302 shares, after giving effect to the Reverse Stock Split (the “New Senior Lender Shares”).
On August 1, 2016, we had 9,334,288 shares of our common stock outstanding, and, of that number, 9,213,804 shares were issued to tendering holders of Existing Notes and to the lenders under the Senior Loan Facility (collectively, the “New Holders”). The New Holders received registration rights. New Holders of 3,058,944 shares have exercised their rights to register their shares to sell under this prospectus or a supplement hereto.

Exercise of Piggy-Back Registration Rights
One of our existing stockholders has exercised its “piggy-back” registration rights to register an aggregate of 24,221 shares of our common stock for sale under this prospectus or a supplement hereto.

Resale Offering:

Securities offered:
3,083,359 shares of our common stock, par value $0.0001 per share (the “Registered Shares”), which may be offered for sale from time to time by the selling stockholders identified in this prospectus.
The Registered Shares consist of:
• 255,642 New Notes Shares issued in connection with the Exchange Offer;
• 2,803,302 New Senior Lender Shares issued to lenders as consideration for providing our Senior Loan Facility;
• 24,221 shares as to which “piggy-back” registration rights have been exercised; and
• 194 shares that are unallocated as of the date of this prospectus.

Selling stockholders:	Twenty-one of our stockholders are listed as selling stockholders. See “Selling Stockholders” beginning on page 6.
Number of shares of common stock outstanding before and after this offering:	9,343,513
Manner of offering:
The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The sales may be conducted in the open market or in privately negotiated transactions and at prevailing market prices, fixed prices, or negotiated prices. See “Plan of Distribution” beginning on page 12.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.
Risk factors:
You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus and, in particular, you should evaluate the specific risks associated with an investment in our securities. See “Risk Factors” beginning on page 5.

The Nasdaq Global Market symbol for Common Stock:	SAEX
On July 26, 2016, we effected a one-for-135 reverse stock split for our common stock. Unless otherwise indicated, all share amounts disclosed in this prospectus reflect the post-split number of shares of our common stock. Unless specifically stated otherwise, the information in this prospectus also assumes no exercise of outstanding options or warrants.

RISK FACTORS
An investment in our common stock involves risk. Prior to making any investment decision, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which was filed with the SEC on August 12, 2016, and in our other periodic reports filed with the SEC that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus. The risks and uncertainties described in any prospectus supplement and the documents we incorporate by reference into this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements” below.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information in this prospectus, any prospectus supplements and documents we incorporate by reference herein constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
Factors that could cause actual results to vary materially from our expectations include the following:

•
developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect the willingness of third parties to participate in financing and monetization transactions and our ability to timely monetize tax credits that have been assigned to us by our customer;

•	changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending;

•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;

•	intense industry competition;

•	limited number of customers;

•	credit and delayed payment risks related to our customers;

•	the availability of liquidity and capital resources, including our limited ability to make capital expenditures and the potential impact this has on our business and competitiveness;

•	need to manage rapid growth and contraction of our business;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	high fixed costs of operations;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political and military uncertainties;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.
You should refer to our other periodic and current reports filed with the SEC and the risk factors from our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which was filed with the SEC on August 12, 2016, and in our other periodic reports filed with the SEC that are incorporated by reference herein, for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties, and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS
This prospectus covers the offer and sale by the selling stockholders identified below of up to 3,083,359 shares of our common stock. These selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time resell shares of our common stock pursuant to this prospectus or any prospectus supplement during the period the registration statement of which this prospectus is a part remains effective. In the event that a sale is to be made pursuant to this prospectus by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.
Holders of New Notes Shares and New Senior Lender Shares
On June 13, 2016, we entered into a comprehensive restructuring support agreement (the “Restructuring Support Agreement”) with holders (the “Supporting Holders”) of approximately 66% of the par value of our 10.000% senior secured notes due 2019 (the “Existing Notes” and the holders thereof, the “Existing Holders”), in which we and the Supporting Holders agreed to enter into and implement a proposed comprehensive restructuring of our balance sheet, which included a new senior secured loan facility providing for the funding of up to $30 million in capital.

The Restructuring Support Agreement contemplated the following transactions (collectively, the “Restructuring”): (i) the Supporting Holders entry into a Senior Loan Facility (defined below); (ii) the Exchange Offer (defined below); (iii) the amending and restating of the Intercreditor Agreement among our lenders to change the priority of our secured indebtedness; (iv) the issuance of two series of warrants to the existing holders of our stock; (v) entering into new employment agreements with the members of senior management, establishing a new management incentive plan, and issuing equity to the members of management under the terms of our new management incentive plan; and (vi) the amendment of our organizational documents. Pursuant to the Restructuring Support Agreement, the Supporting Holders have the right to designate six of our new seven member board of directors.
On June 24, 2016, we commenced an offer to exchange (the “Exchange Offer”) each $1 of Existing Notes held by the Existing Holders for (i) $0.50 of newly issued 10.000% Senior Secured Second Lien Notes due 2019 (the “New Second Lien Notes”), and (ii) 0.04641 shares of our newly issued common stock (after giving effect to a 135-for-1 reverse stock split that was effected in connection with closing of the Exchange Offer, the “Reverse Stock Split”). The Exchange Offer expired on July 22, 2016, and closed on July 27, 2016 (the “Closing Date”). On the Closing Date, a total of $138,128,000 of the face value of the Existing Notes were exchanged for $76,523,000 New Second Lien Notes, including $7,459,000 in New Second Lien Notes representing accrued and unpaid interest on the Existing Notes, and 6,410,502 shares of our common stock (the “New Notes Shares”). We delivered cash in lieu of any fractional shares. This prospectus includes 255,642 of the New Notes Shares held by affiliates of two of the Supporting Holders, Whitebox Advisors LLC and BlueMountain Capital Management, LLC (each a “Principal Stockholder”).
The New Second Lien Notes bear interest at a rate of 10.000% per annum payable in cash, accruing from the settlement date, provided that for each interest payment through and including July 15, 2017, we may, at our option, pay interest in kind by issuing additional New Second Lien Notes (“PIK Notes”). Interest paid in kind will accrue at a rate per annum of 11.000%, and any PIK Notes will be fungible with, and will accrue interest at the same rate as, the New Second Lien Notes. The New Second Lien Notes have a maturity date of September 24, 2019, subject to earlier termination if any of the Existing Notes remain outstanding as of March 31, 2019. The liens securing the New Second Lien Notes are junior to the liens securing the Senior Loan Facility (defined below) and are senior to the liens securing the Existing Notes. Concurrently with the Exchange Offer, we solicited consents from holders of the Existing Notes to adopt certain proposed amendments to the indenture under which the Existing Notes were issued, the existing intercreditor agreement, and related collateral and security agreements relating to the Existing Notes.
On June 29, 2016, we and the Supporting Holders entered into a $30 million multi-draw senior secured term loan facility (the "Senior Loan Facility"). All holders of Existing Notes that participated in the Exchange Offer were also able to participate in the Senior Loan Facility. Borrowings under the Senior Loan Facility bear interest at a rate of 10.000% per annum, paying monthly. The Senior Loan Facility has a maturity date of January 2, 2018, unless terminated earlier. As part of the consideration for providing the Senior Loan Facility, we issued to the lenders under the Senor Loan Facility shares equal to 28.2% of the outstanding shares of our common stock as of the Closing Date, or 2,803,302 shares, after giving effect to the Reverse Stock Split (the “New Senior Lender Shares”).
On August 1, 2016, we had 9,334,288 shares of our common stock outstanding and, of that number, 9,213,804 shares were issued to the New Holders.
In connection with the Restructuring, on July 27, 2016, we and the New Holders entered into a Registration Rights Agreement under which we agreed to use commercially reasonable efforts to file a shelf registration statement with the SEC covering the resale of the shares issued in the Restructuring (as amended, the “New Holders Registration Rights Agreement”). Pursuant to the New Holders Registration Rights Agreement, we are registering the resale by the New Holders identified herein from time to time of 3,058,944 shares of our common stock.

Exercise of “Piggy-Back” Registration Rights by a Selling Stockholder

On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc., now named SAExploration Sub, Inc. (“Merger Sub”), with Merger Sub surviving the merger (the “Merger”).
CLCH, LLC (“CLCH”), an affiliate of Jeff Hastings, Chief Executive Officer and Chairman of our Board, pursuant to a registration rights agreement dated June 24, 2013 entered into in connection with the Merger, has the right to demand registration of its shares of our common stock that it acquired in the Merger, and has “piggy-back” rights with respect to this offering. CLCH has exercised its “piggy-back” registration rights to register 24,221 shares of our common stock for sale under this prospectus or a supplement hereto.

Certain Other Relationships with the Selling Stockholders
In connection with the Restructuring, we agreed that each Principal Stockholder would be given the right to nominate a member of our board of directors as long as it holds at least 10% of our outstanding common stock. On July 27, 2016, two of our current directors, Jacob Mercer and Michael Kass, were appointed to the board of directors following their referral to the board of directors by Whitebox Advisors LLC and BlueMountain Capital Management, LLC, respectively. The Restructuring Support Agreement also granted the Supporting Holders the right to designate six of our seven-member board of directors. In addition to the appointment of Messrs. Kass and Mercer, the Supporting Holders have appointed two members of our board of directors who served prior to the Restructuring, Brian Beatty, our Chief Operating Officer, and Gary Dalton, one of our independent directors. The Supporting Holders have the right to appoint one more member to our board of directors.
In connection with the Merger, the outstanding Series A Convertible Preferred Stock of Former SAE (the “Preferred Shares”) owned by CLCH, was redeemed for $5,000,000. Dividends on the Preferred Shares of $1,072,000 were paid to CLCH during the year ended December 31, 2014.
In connection with the Merger, we issued a promissory note in the principal amount of $17,500,000 to CLCH, as a representative of the Former SAE stockholders, as Merger consideration to the Former SAE stockholders. The promissory note was repaid with interest on July 2, 2014, at which time principal and interest in the approximate amount of $9,873,000 was received by CLCH.

Information Regarding the Selling Stockholders
The following table sets forth, to our knowledge, certain information about the selling stockholders as of August 29, 2016, the date of the table, based on information furnished to us by the selling stockholders. Except as indicated in the preceding sections or in the footnotes to the table (i) each selling stockholder has indicated to us that it is acting individually, not as a member of a group, and (ii) none of the selling stockholders or their affiliates has held any position or office or had any other material relationship with us in the past three years except as set forth above.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 9,343,513 shares of common stock outstanding as of the date of the table. The amount of shares shown as beneficially owned after the offering is based on the assumption that all shares being offered are sold. Our registration of the shares of common stock held by the selling stockholders, however, does not necessarily mean that they will sell all or any of the shares.

Name of	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock Being	Shares of Common Stock Beneficially Owned After Offering (2)
Selling Security Holder	Number	Percentage	Offered	Number	Percentage
Whitebox Asymmetric Partners, LP (3) (6)	233,303	2.50%	19,352	213,951	2.29%
Whitebox Credit Partners, LP (3) (7)	317,722	3.40%	26,354	291,368	3.12%
Whitebox Multi-Strategy Partners, LP (3) (8)	943,607	10.10%	78,271	865,336	9.26%
Whitebox Institutional Partners, LP (3) (9)	87,946	0.94%	7,295	80,651	0.86%
WBox 2015-7 Ltd. (4) (10)	1,026,461	10.99%	1,026,461	0	0.00%
BlueMountain Credit Alternatives Master Fund L.P. (5) (11)	1,674,107	17.92%	733,269	940,838	10.07%
BlueMountain Guadalupe Peak Fund L.P. (5) (12)	80,647	0.86%	35,327	45,320	0.49%
BlueMountain Montenvers Master Fund SCA SICAV-SIF (5) (13)	373,365	4.00%	163,531	209,834	2.25%
BlueMountain Summit Trading L.P. (5) (14)	160,171	1.71%	70,156	90,015	0.96%
BlueMountain Kicking Horse Fund L.P. (5) (15)	61,411	0.66%	26,901	34,510	0.37%
BlueMountain Timberline Ltd. (5) (16)	59,405	0.64%	4,927	54,478	0.58%
Morgan Stanley Global Fixed Income Opportunities Fund (5) (17)	58,335	0.62%	46,733	11,602	0.12%
Morgan Stanley Institutional Fund Trust High Yield (5) (18)	104,907	1.12%	70,100	34,807	0.37%
Sunsuper Superannuation Fund (5) (19)	32,649	0.35%	23,367	9,282	0.10%
John Pecora (5)	372,846	3.99%	140,796	232,050	2.48%
Aristides Fund QP, LP (4) (20)	48,686	0.52%	48,686	0	0.00%
Aristides Fund LP (4) (21)	226,374	2.42%	226,374	0	0.00%
Amzak Capital Management LLC (4) (22)	140,796	1.51%	140,796	0	0.00%
Tegean Master Fund Ltd. (4) (23)	136,436	1.46%	136,436	0	0.00%
Speculative Seismic Investments, LLC (5) (24)	142,968	1.53%	33,812	109,156	1.17%
CLCH, LLC (25)	24,221	0.26%	24,221	0	0.00%
Unallocated Shares	194	0.00%	194	0	0.00%
Total:	6,306,557	67.50%	3,083,359	3,223,198	34.50%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days.

(2) Assumes that all securities offered hereby will be sold.

(3) Selling stockholder is only a holder of New Second Lien Notes.

(4) Selling stockholder is only a lender under the Senior Loan Facility.

(5) Selling stockholder is both a holder of New Second Lien Notes and a lender under the Senior Loan Facility.

(6) Whitebox Asymmetric Partners, LP is a Cayman Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(7) Whitebox Credit Partners, LP is a British Virgin Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(8) Whitebox Multi-Strategy Partners, LP is a British Virgin Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(9) Whitebox Institutional Partners, LP is a Delaware limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(10) WBox 2015-7 Ltd. is a British Virgin Islands company that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(11) BlueMountain Credit Alternatives Master Fund L.P. is a Cayman Islands exempted limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(12) BlueMountain Guadalupe Peak Fund L.P. is a Delaware limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(13) BlueMountain Montenvers Master Fund SCA SICAV-SIF is an investment company with variable share capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(14) BlueMountain Summit Trading L.P. is a Delaware limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(15) BlueMountain Kicking Horse Fund L.P. is a Cayman Islands exempted limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(16) BlueMountain Timberline Ltd. is a Cayman Islands exempted company that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(17) Morgan Stanley Global Fixed Income Opportunities Fund is a registered investment company under the Investment Company Act of 1940.

(18) Morgan Stanley Institutional Fund Trust High Yield is a registered investment company under the Investment Company Act of 1940.

(19) Sunsuper Superannuation Fund is a superannuation fund managed by Sunsuper Pty Ltd. and by Morgan Stanley Investment Mgmt Inc. as investment advisory. The natural person who controls the voting and disposition of our shares for Sunsuper Superannuation Fund through Sunsuper Pty Ltd. is Ben Swan.

(20) The natural person who controls the voting and disposition of our shares for Aristides Fund QP, LP is Christopher M. Brown.

(21) The natural person who controls the voting and disposition of our shares for Aristides Fund LP is Christopher M. Brown.

(22) The natural person who controls the voting and disposition of our shares for Amzak Capital Management LLC is Michael Kazma.

(23) Tegean Master Fund, Ltd. is a registered investment company under the Investment Company Act of 1940.

(24) The natural person who controls the voting and disposition of our shares for Speculative Seismic Investments, LLC, a Delaware limited liability company, is Jeff Hastings. Jeff Hastings is Chief Executive Officer and Chairman of our board of directors.

(25) The natural person who controls the voting and disposition of our shares for CLCH, LLC, an Alaskan limited liability company, is Jeff Hastings. Jeff Hastings is Chief Executive Officer and Chairman of our board of directors.

PLAN OF DISTRIBUTION
The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus or a supplement hereto on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prevailing market prices or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	to or through underwriters;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.
Any of the selling stockholders may also enter into hedging transactions. For example, any of the selling stockholders may:

•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the shares of common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell securities short and redeliver such shares to close out short positions;

•
enter into option or other types of transactions that require the selling stockholder to deliver shares of common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares of common stock under this prospectus; or

•
loan or pledge the shares of common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A prospectus supplement with respect to any of the above-described offerings of shares will state the terms of the offering of the shares, including:

•	the name or names of any underwriters or agents and the amounts of shares underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the shares;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the shares may be listed.
The offer and sale of the shares described in this prospectus by any of the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices
The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.
The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
If any of the shares of our common stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES
General
As of the date of this prospectus, we are authorized to issue 55,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus: 9,343,513 shares of our common stock are outstanding, held by 136 stockholders of record, and no shares of our preferred stock are outstanding. We have reserved for issuance 1,038,258 shares of our common stock for grants under our new 2016 Long-Term Incentive Plan, 308,217 shares for issuance upon exercise of the Warrants described below, and approximately 132,092 shares issuable to the lenders under the Senior Loan Facility as an anti-dilution protection relative to the Warrants.
On August 3, 2016, the board of directors adopted resolutions authorizing the amendment and restatement of our Second Amended and Restated Certificate of Incorporation as amended by our Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (the “Prior Charter”) in a Third Amended and Restated Certificate of Incorporation (the “New Charter”) in order to effect a number of changes contemplated by the Restructuring Support Agreement, as well as additional changes to the Prior Charter meant to update it to reflect the latest market practices. On August 4, 2016, following the approval by the board of directors, the New Charter was approved by the written consent of our stockholders holding a majority of the outstanding shares of common stock entitled to vote as of August 3, 2016. The New Charter became effective upon its filing with the Secretary of State of the State of Delaware on September 6, 2016.
Common Stock
Under the Prior Charter, our stockholders of record were entitled to one vote for each share held on all matters to be voted on by our stockholders, including the election of our board of directors. Under the New Charter, each holder of our common stock is entitled to one vote for each share of common stock, subject to any rights granted to any future holders of preferred stock and any effect of Section 2.9 of our By-Laws. Section 2.9 of our By-Laws prevents any investment entity that is not a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, and that is managed by BlueMountain Capital Management, LLC or its affiliates (a “Non-U.S. Entity”), from possessing 10% or greater of the votes applicable to the outstanding common stock. The effect of this will be to eliminate the voting power of any Non-U.S. Entity’s common stock to the extent it provides 10% or greater of the voting power of our outstanding common stock. If this were to occur, the other stockholders would possess greater voting power due to the reduction in the total shares able to vote.
Pursuant to the Prior Charter, our board of directors was divided into three classes. The New Charter de-classifies our board of directors and requires that all directors be elected on an annual basis beginning at our 2016 annual meeting of stockholders, at which time all the terms of the current directors will expire. The New Charter states that any vacancies on the board of directors may be filled by an affirmative vote of a majority of the remaining members; provided, for so long as any Principal Stockholder holds at least ten percent (10%) of the outstanding Common Stock, if there is a vacancy of a director nominated by either of the Principal Stockholders, then the nominating Principal Stockholder is entitled to nominate a successor to such director, and we and our board of directors must take all actions necessary to ensure that person is appointed as promptly as practicable.
Our common stockholders have no liquidation, conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.
The New Charter adopts Delaware as the exclusive jurisdiction for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees, agents, or agents of our stockholders, (c) any action asserting a claim arising pursuant to any provisions of the General Corporation Law of the State of Delaware, the New Charter, or our By-Laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court of the District of Delaware.
Preferred Stock
There are no shares of our preferred stock outstanding. The Prior Charter and the New Charter each authorize the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
On July 27, 2016, we entered into a warrant agreement (the “Warrant Agreement”) with Continental Stock Transfer and Trust Company, as warrant agent. Pursuant to the Warrant Agreement, we issued two series of warrants (the “Series A Warrants” and the “Series B Warrants,” together, the “Warrants”) to the holders of our common stock as of July 26, 2016. We issued 154,108 Series A Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $10.30 per share (the “Series A Exercise Price”) and 154,108 Series B Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $12.88 per share (the “Series B Exercise Price”). The Warrants expire at the close of business on July 27, 2021 (the “Expiration Date”). The Warrants may generally be exercised during the period commencing 30 days prior to the Expiration Date, subject to our receipt of certain Alaska tax credits. The shares to be issued under the Warrants represent 4.5% of the outstanding shares of our common stock as of July 27, 2016, before any dilution caused by the issuance of (i) additional shares of common stock under our 2016 Long-Term Incentive Plan, which reserves 1,038,258 shares of our common stock for issuance, and (ii) approximately 132,093 shares of our common stock to the lenders under the Senior Loan Facility as an anti-dilution protection relative to the Warrants.
Until such time as the Warrants and the shares of common stock issuable under the Warrants are registered under the Securities Act of 1933, as amended, they will be subject to restrictions on transfer. We have agreed in the Warrant Agreement to customary resale registration rights.
Dividends
We have not paid any cash dividends on our common stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and the restrictions on dividends under our current financing arrangements.
Registration Rights
On July 27, 2016, we entered into a registration rights agreement (the “New Holders Registration Rights Agreement”) with the New Holders. The New Holders Registration Rights Agreement requires us to use its commercially reasonable efforts to prepare and file a shelf registration statement (a “Shelf Registration Statement”) registering the offering and sale on a delayed or continuous basis of all Registrable Securities (as defined in the New Holders Registration Rights Agreement), and to keep such Shelf Registration Statement effective until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement, (ii) the date on which the New Holders Registration Rights Agreement terminates and (iii) such shorter period as the New Holders of at least 50% of Registrable Securities with respect to the Shelf Registration shall agree in writing.

Pursuant to the New Holders Registration Rights Agreement, the New Holders have customary underwritten offering and “piggy-back” registration rights, subject to the limitations set forth in the New Holders Registration Rights Agreement. Under their underwritten offering rights, individual New Holders that together own Registrable Securities representing at least 50% of the outstanding shares of our common stock have the right to demand we effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to a Shelf Registration Statement. No individual holder may exercise this right more than two times. We are not obligated to effect an underwritten demand notice within 90 days of closing another underwritten offering. Under their “piggy-back” registration rights, if at any time we propose to conduct an underwritten offering for our own account, we must allow such New Holders to include a specified number of their Registrable Securities in the offering. These rights are subject to certain conditions and limitations, including certain rights to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement or an offer and sale of Registrable Securities pursuant to such registration statement (including underwritten offerings) under certain circumstances. The registration rights granted in the New Holders Registration Rights Agreement are subject to customary indemnification and contribution provisions. We are registering the Registered Shares pursuant to the registration statement on Form S-3, of which this prospectus forms a part.
On August 25, 2016, we entered into the First Amendment to the New Holders Registration Rights Agreement (the “First Amendment”) with New Holders holding greater than a majority of the then-outstanding registrable securities under the New Holders Registration Rights Agreement. The First Amendment provides that BlueMountain Capital Management, LLC, together with its affiliates, and Whitebox Advisors LLC, together with its affiliates, (collectively, the “Principal Holders”) may withhold a portion of their respective Registrable Securities from the Initial Shelf Registration Statement, and subsequently require that we file additional shelf registration statements to register such additional Registrable Securities. The First Amendment also provides that commencing on February 1, 2017 through, and including, July 31, 2017, the Principal Holders may, acting jointly, effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to the applicable shelf registration statement (a “Shelf Take-Down”) and commencing on August 1, 2017, each Principal Holder, acting separately, may initiate a Shelf Take-Down. At any time, individual registration rights holders (other than the Principal Holders) that together own Registrable Securities representing at least 50% of the outstanding Registrable Securities have the right to initiate a Shelf Take-Down.
Pursuant to the Warrant Agreement, if our board determines that it is necessary for us to file a registration statement in order for the Warrants or the common shares issuable upon exercise of the Warrants to be freely transferable, then no later than 90 days from the issuance of the Warrants, we have agreed to use commercially reasonable efforts to cause to be filed pursuant to the Securities Act a registration statement covering the resale of the Warrants and such common shares (the “Warrant Shelf Registration Statement”). We have agreed to use commercially reasonable efforts to cause the Warrant Shelf Registration Statement to become effective thereafter and to remain effective until the earlier of (i) such time as all Warrants and such common shares have been exercised, (ii) such time as the Warrants and such common shares are freely transferable pursuant to Rule 144 and (iii) the Expiration Date.
We entered into a registration rights agreement with CLCH, LLC at the closing of the Merger. CLCH, LLC became an “affiliate” of ours, as the term “affiliate” is defined under Rule 144 of the Securities Act, as a result of the issuance of shares of our common stock in the Merger. After June 24, 2014, CLCH, LLC became entitled to demand that we register the shares issued to it in the Merger under the Securities Act. CLCH, LLC has certain “piggy-back” registration rights with respect to certain registration statements filed subsequent to consummation of the Merger. In addition, holders of our warrants issued by Former SAE have the right to receive 194 shares of our common stock that were issued in the Merger, which shares are held in escrow pending the exercise of such warrants, also have “piggy-back” registration rights with respect to certain registration statements we file as to the shares of our common stock issuable upon exercise of such warrants. CLCH, LLC has exercised such “piggy-back” registration rights and is a selling stockholder included in this prospectus.
We will bear the expenses incurred in connection with the filing of all such registration statements, including the one to which this prospectus relates. Pursuant to the “piggy-back” registration rights granted in the agreements described above, the stockholders having such rights have been afforded the opportunity to be included in this prospectus as selling stockholders with respect to the shares of common stock covered by those agreements.
Delaware Anti-Takeover Law
We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business transaction” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business transaction” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded common stock; or

•
on or subsequent to the date of the transaction, the business transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
LEGAL MATTERS
The validity of the common stock covered by this prospectus will be passed upon for us by Strasburger & Price, LLP.
EXPERTS
Our consolidated financial statements as of December 31, 2014 and 2015, have been audited by Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, from our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including certain of our SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.saexploration.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.
We incorporate by reference in this prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016 (and the amendment thereto filed on April 29, 2016);

•	Our Definitive Proxy Statement/Information Statement on Schedule 14A, filed with the SEC on June 27, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 16, 2016;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 12, 2016;

•	Information Statement on Schedule 14-C, filed with the SEC on June 29, 2016;

•	Information Statement on Schedule 14-C, filed with the SEC on August 15, 2016;

•	Information Statement on Schedule 14‑C, filed with the SEC on August 17, 2016; and

•
Our Current Reports on Form 8-K, to the extent filed, and not furnished, with the SEC on January 26, 2016, February 5, 2016, March 3, 2016, March10, 2016, April 22, 2016, May 13, 2016, June 13, 2016, June 24, 2016, July 1, 2016, July 14, 2016, July 25, 2016, July 26, 2016, July 27, 2016, August 1, 2016, August 4, 2016, August 9, 2016, August 18, 2016, August 25, 2016, September 8, 2016 (and the amendment thereto filed on September 9, 2016) and September 13, 2016.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding any exhibits to the documents that are not incorporated by reference into this prospectus) at no cost to you by writing or telephoning us at the following address:
SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, Texas 77079
Attention: Investor Relations
Telephone: (281) 258-4409
Email: rabney@saexploration.com

3,083,359 Shares

Common Stock, $0.0001 par value

_________________________________

PROSPECTUS
_________________________________

______________, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses (other than underwriting discounts and commissions), all of which will be paid by us, to be incurred in connection with the registration and sale of the shares of common stock that are the subject of this registration statement:

Securities and Exchange Commission registration fee	$3,815.97
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$5,000.00
Printing and distribution fees	$8,000.00
Miscellaneous	$0.00

Total	$41,815.97

Item 15.    Indemnification of Directors and Officers
Our Third Amended and Restated Certificate of Incorporation (the “New Charter”) contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of the New Charter. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:
•    any breach of the director’s duty of loyalty to us or our stockholders;
•    acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
•    the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and
•    any transaction in which the director receives an improper personal benefit.
These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in the New Charter, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.
The New Charter provides indemnification to a Covered Person (as defined in the New Charter) to expressly provide: (i) indemnification to Covered Persons to the maximum extent permitted by applicable law, against all liability and losses suffered and expenses (including attorney’s fees) reasonably incurred by such Covered

Person who is made a party to any Proceeding (as defined in the New Charter) by reason of the fact that he or she, or a person for whom he or she is our legal representative, is or was a director or, while a director or officer, is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans; (ii) the prepayment of expenses (including attorney’s fees) to the extent not prohibited by applicable law; (iii) that if a claim for indemnification or advancement of expenses is not paid in full within 30 days, the Covered Person may file to suit to recover the unpaid amount and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim; (iv) that the rights provided in the indemnification provision are not exclusive; and (v) that we are the indemnitor of first resort and, if any third party pays or causes to be paid the indemnifiable amounts, then the third party shall be fully subrogated to all rights of the Covered Person with respect to such payment, and we will fully indemnify, reimburse, and hold harmless such third party for all such payments actually made by the third party.
The New Charter also specifies that any amendment or repeal of this provision will not adversely affect any right or protection in respect of any act or omission occurring prior to the time of the amendment or repeal. Finally, we may also advance expenses and indemnity persons other than Covered Persons to the extent permitted by applicable law.
On July 27, 2016, we entered into indemnification agreements (the “New Indemnification Agreements”) with Jeff Hastings, Brian Beatty, Brent Whiteley, Mike Scott, Darin Silvernagle, Ryan Abney, Gary Dalton, L. Melvin Cooper, Michael Kass, and Jacob Mercer (each, an “Indemnitee”). The New Indemnification Agreements supersede and replace the indemnification agreements previously entered into with any such individuals. The New Indemnification Agreements are intended to provide indemnification rights for actions or omissions to act while the Indemnitees are or were acting as our directors, officers, employees or agents (among certain other limited roles). In connection therewith, we will indemnify (except in certain limited circumstances) the Indemnitees against, among other things, all expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), Employee Retirement Income Security Act of 1974 losses and amounts paid in settlement pursuant to (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by us or at our request or any other person, including any federal, state or other court or governmental entity or agency and any committee or other representative of any corporate constituency, to the fullest extent permitted by applicable law. In addition, the New Indemnification Agreements provide for the advancement of expenses incurred by the Indemnitees in connection with any proceeding covered by the New Indemnification Agreements, provided that the Indemnitees must repay the advanced amounts if, upon conclusion of the proceeding, it is ultimately determined that the Indemnitees were not entitled to indemnification.
In connection with the closing of the Merger, we entered into indemnification agreements (the “Prior Indemnification Agreements”) with each of our directors and certain of our officers, all of which have been replaced with the New Indemnification Agreements, except those executed with Eric Rosenfeld, David Sgro, and Gregory Monahan, our directors who resigned in connection with the Restructuring (each, a “Contractual Indemnitee”). Pursuant to the Prior Indemnification Agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, provided that he also had no reasonable cause to believe his conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.
The Prior Indemnification Agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the Prior Indemnification Agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.
In addition, the Prior Indemnification Agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect for so long as the Contractual Indemnitee may have any liability or potential liability by reason of his relationship with us, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each Prior Indemnification Agreement.
There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.    Exhibits
Reference is hereby made to the attached Exhibit Index, which is incorporated herein by reference.
Item 17.    Undertakings
(a)     The undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)     If the registrant is relying on Rule 430B:
(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that

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was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:
(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 14, 2016 .

SAEXPLORATION HOLDINGS, INC.
By:	/s/ Brent Whiteley
Name: Brent Whiteley Title: Chief Financial Officer, General Counsel and Secretary
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 14, 2016
Jeff Hastings

/s/ Brian A. Beatty	Chief Operating Officer	September 14, 2016
Brian A. Beatty

/s/ Brent Whiteley	Chief Financial Officer, General Counsel, and Secretary (Principal Financial Officer)	September 14, 2016
Brent Whiteley

/s/ Trisha M. Gerber	Chief Accounting Officer (Principal Accounting Officer)	September 14, 2016
Trisha M. Gerber

*	Director	September 14, 2016
L. Melvin Cooper

*	Director	September 14, 2016
Gary Dalton

*	Director	September 14, 2016
Michael Kass

*	Director	September 14, 2016
Jacob Mercer

*By:	/s/ Brent Whiteley
Brent Whiteley
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date

2.1
Agreement and Plan of Reorganization dated as of December 10, 2012, by and among the SAExploration Holdings, Inc. formerly named Trio Merger Corp. (the “Registrant”), Trio Merger Sub, Inc., the entity formerly named SAExploration Holdings, Inc. (“Former SAE”) and CLCH, LLC
		By Reference	8-K	December 11, 2012
2.2	First Amendment to Agreement and Plan of Reorganization dated as of May 23, 2013, by and among the Registrant, Trio Merger Sub, Inc., Former SAE and CLCH, LLC	By Reference	8-K	May 28, 2013
2.3	Restructuring Support Agreement, dated as of June 13, 2016, among SAExploration Holdings, Inc., the members of management identified therein and the supporting holders identified therein	By Reference	8-K	June 13, 2016
3.1	Second Amended and Restated Certificate of Incorporation[1]	By Reference	8-K	June 28, 2013
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation[1]	By Reference	8-K	August 1, 2016
3.3	Third Amended and Restated Certificate of Incorporation	By Reference	8-K/A	September 9, 2016
3.4	Second Amended and Restated By-Laws	By Reference	8-K	August 1, 2016
4.1	Specimen Common Stock Certificate	By Reference	8-K	June 28, 2013
4.2	Indenture, dated July 2, 2014, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee and noteholder collateral agent	By Reference	8-K	July 9, 2014
4.3	10.000% Senior Secured Notes due 2019 dated June 19, 2015	By Reference	10-Q	August 7, 2015
4.4	Notation of Guarantee executed June 19, 2015, among the Company, SAExploration Sub, Inc., SAExploration, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC	By Reference	10-Q	August 7, 2015
4.5
First Supplemental Indenture, dated as of June 29, 2016, among SAExploration Holdings, Inc., the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent
		By Reference	8-K	July 1, 2016
4.6	Indenture, dated July 27, 2016, by and among the Company, the guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent	By Reference	8-K	August 1, 2016
4.7	Form of 10.000% Senior Secured Second Lien Notes due 2019	By Reference	8-K	August 1, 2016
4.8	Notation of Guarantee executed July 27, 2016, among SAExploration Sub, Inc., SAExploration, Inc., SAExploration Seismic Services (US), LLC and NES, LLC	By Reference	8-K	August 1, 2016

Exhibit No.	Description	Included	Form	Filing Date
4.9	Warrant Agreement, dated as of July 27, 2016 between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent	By Reference	8-K	August 1, 2016
4.10	Form of Series A Warrant (included in Exhibit 4.9	By Reference	8-K	August 1, 2016
4.11	Form of Series B Warrant (included in Exhibit 4.9)	By Reference	8-K	August 1, 2016
4.12	Registration Rights Agreement dated June 24, 2013, by and between the Registrant and CLCH, LLC	By Reference	8-K	June 28, 2013
4.13	Registration Rights Agreement dated July 27, 2016, between the Company and the holders named therein	By Reference	8-K	August 1, 2016
4.14	First Amendment dated as of August 25, 2016 to Registration Rights Agreement dated July 27, 2016, between the Company and the holders named therein	By Reference	8-K	August 25, 2016
10.1
Term Loan and Security Agreement, dated as of June 29, 2016, by and among SAExploration Holdings, Inc., as borrower, the guarantors named therein, as guarantors, the lenders, from time to time party thereto, as lenders and Delaware Trust Company, as collateral agent and administrative agent
		By Reference	8-K	July 1, 2016
10.2
Amended and Restated Intercreditor Agreement, dated as of June 29, 2016, by and among Wells Fargo Bank, National Association, as lender and collateral agent, Wilmington Savings Fund Society, FSB, as trustee and collateral agent, Delaware Trust Company, as administrative agent and collateral agent and, upon execution of an additional indebtedness joinder and designation, the additional noteholder agent.
		By Reference	8-K	July 1, 2016
10.3
Additional Indebtedness Joinder and Designation,
dated as of July 27, 2016, by and among Wells
Fargo Bank, National Association, as ABL Agent,
Wilmington Savings Fund Society, FSB, as
Existing Noteholder Agent, Delaware Trust
Company, as Term Agent, and Wilmington
Savings Fund Society, FSB, as Additional
Noteholder Agent
		By Reference	8-K	August 1, 2016
5.1	Opinion of Strasburger & Price, LLP	Herewith
23.1	Consent of Pannell Kerr Forster of Texas, P.C	Herewith
23.2	Consent of Strasburger & Price, LLP (included in Exhibit 5.1)	Herewith
24.1	Power of Attorney	By Reference	S-3	August 30, 2016

1 The Second Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation have been replaced by the Third Amended and Restated Certificate of Incorporation which became effective upon its filing with the Secretary of State of the State of Delaware on September 6, 2016.